Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in Amendment No. 1 to this Registration Statement of Kitara Media Corp. on Form S-1, (File No. 333-195894) of our report dated March 31, 2014, with respect to our audits of the consolidated financial statements of Kitara Media Corp. and Subsidiaries as of December 31, 2013 and 2012 and for the years ended December 31, 2013 and 2012, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

Melville, NY

May 28, 2014